Exhibit 99.1

Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Denise Powell
510-703-9491
dpowell@brewlife.com

HALOZYME REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Positive top-line data from studies with HTI-501 in cellulite and Hylenex with insulin pumps

SAN DIEGO, May 12, 2014 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the first quarter ended March 31, 2014. Financial highlights for the first quarter include revenues of $12.0 million and a net loss of $26.5 million, or $0.22 per share. This compares to revenues of $11.8 million and a net loss of $19.3 million, or $0.17 per share, for the first quarter of 2013. The increase in net loss reflects Halozyme’s increased investment in clinical trials for its PEGPH20 and Hylenex® proprietary programs.

“In the first quarter we saw advances in both our proprietary programs and in our partnered programs. We reported positive clinical trial results for the use of Hylenex in type 1 diabetes and for HTI-501 in cellulite. We also announced the European marketing authorization for MabThera SC, which is the third European approval for partnered programs that utilize our rHuPH20 technology. We ended the quarter in a strong financial position, supported by approximately $165 million in cash, cash equivalents and marketable securities,” stated Dr. Helen Torley, President and Chief Executive Officer. “In early April, we temporarily halted dosing of PEGPH20 in Study 202 so the Data Monitoring Committee (DMC) could evaluate a possible imbalance in the rate of thromboembolic events between the drug arm and the control arm in the trial. We have since provided the DMC with requested information including an amended study protocol, and the DMC has informed us that they now support continued enrollment of patients and dosing of PEGPH20 in the trial with the proposed study modifications.  We have provided information to the U.S. Food and Drug Administration (FDA) so they can conduct their assessment of our request for the clinical hold to be lifted so we may continue enrollment of patients and dosing of PEGPH20 in the Phase 2 trial.”

First Quarter 2014 Highlights

•
MabThera SC approved by the European Commission: In March 2014, the European Commission approved Roche's new subcutaneous (SC) formulation of MabThera (rituximab) using Halozyme's recombinant human hyaluronidase (rHuPH20) for the treatment of patients with follicular lymphoma and diffuse large B-cell lymphoma. The previously approved formulation of MabThera is delivered by an intravenous infusion which takes approximately 2.5 hours. The new MabThera SC formulation can be administered subcutaneously in approximately 5 minutes and comes as a ready-to-use, fixed dose, 1,400 mg solution, which shortens pharmacy preparation time and reduces the overall impact on hospital resources.

•
CONSISTENT 1 clinical trial of Hylenex® Recombinant met the primary endpoint: In March 2014, Halozyme announced that the primary endpoint of non-inferiority of A1C levels at six months was met for the CONSISTENT 1 trial. The trial is evaluating Hylenex® recombinant and a new formulation of Hylenex currently under review by the FDA when used as pre-treatment of the insulin infusion site in patients with type 1 diabetes receiving continuous subcutaneous insulin infusion (CSII) in comparison to no pre-treatment. Data on the secondary endpoints in the trial indicate a potential reduction in the rate of hypoglycemic events associated with the use of Hylenex and new formulation of Hylenex in the trial in comparison to no pre-treatment. The Company plans to present additional data from this study at the 74th Scientific Sessions of the American Diabetes Association being held in San Francisco from June 13-17, 2014.

•
Positive Proof of Concept Results for HTI-501: In March 2014, Halozyme announced positive top-line results from a proof of concept Phase 1/2 clinical trial evaluating the use of HTI-501 in the treatment of cellulite. The primary endpoint of the clinical trial was met, showing a statistically significant improvement in the appearance of cellulite in the areas of the patients' skin treated with HTI-501 as determined by physician assessment 28 days after treatment compared to the same skin areas prior to treatment and skin areas treated with vehicle control. In follow up, the effect, based on physician assessment, was maintained at three and six months.

First Quarter 2014 Financial Highlights

•
Revenues for the first quarter of 2014 were $12.0 million, compared to $11.8 million for the first quarter of 2013. Revenues in the first quarter included $5.9 million in product sales of bulk rHuPH20 for use in manufacturing Roche products, $2.6 million in collaboration revenues, $2.5 million in Hylenex product sales, and $0.8 million in royalty revenue from sales of partnered products.

•	Research and development expenses for the first quarter of 2014 were $21.4 million, compared to $22.0 million for the first quarter of 2013.

•
Selling, general and administrative expenses for the first quarter of 2014 were $10.3 million, compared to $7.6 million for the first quarter of 2013. The increase was primarily due to an increase in compensation costs, including stock compensation expense.

•	The net loss for the first quarter of 2014 was $26.5 million, or $0.22 per share, compared with a net loss for the first quarter of 2013 of $19.3 million, or $0.17 per share.

•
Cash, cash equivalents and marketable securities were $164.5 million at March 31, 2014, compared with $71.5 million at December 31, 2013. Excluding the net proceeds of $107.7 million from the February 2014 financing, net cash used in the first quarter of 2014 was approximately $14.7 million.

Financial Outlook for 2014

•	For 2014, excluding the proceeds from the recent financing, Halozyme continues to expect net cash burn to be between $45 and $55 million for the year.

Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, May 12, 2014 at 4:30 p.m. EDT/1:30 p.m. PDT. During the call, management will discuss the financial results for the first quarter of 2014 and provide a business update. To listen to the live webcast please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. For those without access to the Internet, the live call may be accessed by phone by calling (866) 710-0179 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 74917420.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the dispersion and absorption of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including oncology, diabetes and dermatology that have significant unmet medical need today. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer and Baxter. Halozyme is headquartered in San Diego. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the possibility that FDA may lift the clinical hold on patient enrollment and dosing of PEGPH20, the Company’s planned presentation of data from CONSISTENT 1 at the 74th Scientific Sessions of the American Diabetes Association, the Company’s expected net cash burn for 2014 and Company's other future expectations and plans for its business, financial results and the development and commercialization of product candidates and the potential benefits and attributes of such product candidates) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory requirements, delays in development and regulatory review, unexpected adverse events, unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
REVENUES:
Product sales, net	$8,568	$1,509
Royalties	799	—
Revenues under collaborative agreements	2,599	10,325
Total revenues	11,966	11,834

OPERATING EXPENSES:
Cost of product sales	5,520	739
Research and development	21,415	22,034
Selling, general and administrative	10,250	7,556
Total operating expenses	37,185	30,329

OPERATING LOSS	(25,219)	(18,495)

Investment and other income	47	55
Interest expense	(1,376)	(848)
NET LOSS	$(26,548)	$(19,288)

Basic and diluted net loss per share	$(0.22)	$(0.17)

Shares used in computing basic and diluted net loss per share	118,943	112,417

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$76,570	$27,357
Marketable securities, available-for-sale	87,919	44,146
Accounts receivable, net	10,956	9,097
Inventories	6,765	6,170
Prepaid expenses and other assets	8,704	8,425
Total current assets	190,914	95,195
Property and equipment, net	3,628	3,422
Prepaid expenses and other assets	2,645	2,676
Restricted cash	500	500
Total Assets	$197,687	$101,793

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,658	$3,135
Accrued expenses	12,272	14,369
Deferred revenue, current portion	13,026	7,398
Current portion of long-term debt, net	2,404	—
Total current liabilities	36,360	24,902
Deferred revenue, net of current portion	44,847	45,745
Long-term debt, net	47,389	49,772
Other long-term liabilities	2,343	1,364

Stockholders’ equity (deficit):
Common stock	124	115
Additional paid-in capital	475,249	361,930
Accumulated other comprehensive income	(25)	17
Accumulated deficit	(408,600)	(382,052)
Total stockholders’ equity (deficit)	66,748	(19,990)
Total Liabilities and Stockholders’ Equity (Deficit)	$197,687	$101,793

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